Exhibit 99.1

Renewable Energy Group Reports Third Quarter 2019 Financial Results
Q3 2019 Highlights

•	188 million gallons sold

•	137 million gallons produced

•	Revenues of $584.4 million

•	Net loss from continuing operations of $13.8 million, or $0.35 per diluted share, inclusive of an $11.1 million impairment charge related to the New Boston plant closure

•	Adjusted EBITDA of $10.6 million

•
Estimated net benefit of potential reinstatement of the federal Biodiesel Mixture Excise Tax Credit (BTC) of $77.0 million for the third quarter 2019, $213.0 million for the nine months ended September 30, 2019 and $450.0 million cumulatively for 2018 and the first nine months of 2019

Ames, IA, November 5, 2019 - Renewable Energy Group, Inc. (“REG” or the “Company”) (NASDAQ: REGI) today announced its financial results for the third quarter ended September 30, 2019.

Revenues for the third quarter were $584.4 million on 187.5 million gallons of fuel sold. Net loss from continuing operations attributable to common stockholders was $13.8 million in the third quarter of 2019, inclusive of an $11.1 million impairment charge related to the New Boston plant closure. This compares to net income from continuing operations attributable to common stockholders of $24.8 million in the third quarter of 2018. Adjusted EBITDA in the third quarter was $10.6 million, compared to $39.4 million in the third quarter of 2018.

“Our performance was satisfactory even in the face of the uncertainty around the lapsed BTC and excessive small refinery waivers, both of which contributed to compressed margins,” said Cynthia (CJ) Warner, President and Chief Executive Officer.  “We generated positive adjusted EBITDA of $11 million, which does not include the potential benefit of a retroactive BTC reinstatement. Importantly, we improved our product mix by increasing renewable diesel sales and concentrating on the most profitable gallons and market placement.”

Warner continued, “We are committed to running a profitable business, with or without the BTC. Our profit improvement, growth and value creation strategies are taking root and we believe provide a foundation for success in the future."

Estimated Adjusted EBITDA if BTC is Reinstated

	Three months ended September 30, 2019	Nine months ended September 30, 2019	Twelve months ended December 31, 2018	Total
(In thousands)
Adjusted EBITDA without BTC	$10,622	$(59,074)	$149,737	$90,663
Estimated net benefit if BTC is reinstated	77,000	213,000	237,000	450,000
Estimated Adjusted EBITDA if BTC is reinstated	$87,622	$153,926	$386,737	$540,663
The Company estimates that if the currently lapsed BTC is retroactively reinstated for 2019 and 2018 on the same terms as in 2017, REG's Adjusted EBITDA would increase by approximately $77.0 million and $70.0 million for business conducted in the quarters ended September 30, 2019 and September 30, 2018, respectively, and would increase by approximately $213.0 million and $178.8 million for business conducted in the nine months ended September 30, 2019 and September 30, 2018, respectively. The aggregate estimated increase in REG's Adjusted EBITDA for 2018 and the nine months ended September 30, 2019 would be $450.0 million.

Third Quarter 2019 Highlights
All figures refer to the quarter ended September 30, 2019, unless otherwise noted. All comparisons are to the quarter ended September 30, 2018, unless otherwise noted.
REG sold 187.5 million gallons of fuel, an increase of 4.9%. The Company produced 137.1 million gallons of biomass-based diesel during the quarter. Production at Geismar, the Company's renewable diesel biorefinery, was up 7%.
Revenues were $584.4 million, a decrease of 2.0% resulting from an 8.9% lower average selling price for all biomass-based diesel gallons, partially offset by an increase in gallons sold. The average selling price per gallon was $2.76, down primarily as a result of lower biodiesel prices, partially offset by higher realized prices from international renewable diesel sales. The Company's average U.S. biodiesel price was down 14.4% from the third quarter of 2018.
Gross profit was $24.1 million compared to gross profit of $51.2 million, resulting from lower revenues and higher average feedstock prices. In the third quarter of 2019 the Company recognized $3.2 million of risk management gains compared to risk management losses of $7.5 million in the third quarter of 2018.
Net loss from continuing operations attributable to common stockholders was $13.8 million, or $0.35 per share on a fully diluted basis, which includes a non-cash impairment charge of $11.1 million related to the New Boston plant closure. This compares to net income of $24.8 million, or $0.55 per share on a fully diluted basis, in the third quarter of 2018.
At September 30, 2019, REG had cash and cash equivalents and marketable securities of $64.1 million, a decrease of $110.4 million from December 31, 2018. The decrease is mainly due to cash flows used in operations and $67.4 million of cash used for the settlement of the 2019 convertible notes in June 2019, increased by borrowings on the Company's lines of credit.
At September 30, 2019, accounts receivable were $81.0 million, or 12 days of sales. Accounts receivable at December 31, 2018 were $74.6 million, or 11 days of sales. Inventory was $163.5 million at September 30, 2019, or 26 days of cost of sales, a decrease of $5.4 million from December 31, 2018.

The table below summarizes REG’s results for the third quarter of 2019.
REG Q3 2019 and Q3 2018 Revenues, Net Income (Loss) and Adjusted EBITDA Summary
(in thousands except per gallon amounts)

	Q3 2019	Q3 2018	Y/Y Change
Total gallons sold	187,531	178,799	4.9%
ASP per gallon	$2.76	$3.03	(8.9)%
Total revenues	$584,372	$596,324	(2.0)%
Net income (loss) from continuing operations attributable to common stockholders	$(13,753)	$24,799	N/M
Adjusted EBITDA (1)(2)	$10,622	$39,422	(73.1)%

(1) See Reconciliation of Non-GAAP Measures below.
(2) The Company estimates that if the currently lapsed BTC is retroactively reinstated for 2019 and 2018 on the same terms as in 2017, REG's Adjusted EBITDA would increase by approximately $77.0 million and $70.0 million for business conducted in the quarters ended September 30, 2019 and September 30, 2018, respectively.

Reconciliation of Non - GAAP Measures

The Company uses earnings before interest, taxes, depreciation and amortization, adjusted for certain additional items identified in the table below, or Adjusted EBITDA, as a supplemental performance measure. Adjusted EBITDA is presented in order to assist investors in analyzing performance across reporting periods on a consistent basis by excluding items that are not believed to be indicative of core operating performance. Adjusted EBITDA is used by the Company to evaluate, assess and benchmark financial performance on a consistent and a comparable basis and as a factor in determining incentive compensation for company executives.

In the fourth quarter of 2018, the operations of REG Life Sciences were classified as discontinued operations.  The Company has excluded the results from these discontinued operations from the calculation of Adjusted EBITDA. The corresponding prior period amounts have been reclassified to conform with the current period presentation. The following table sets forth Adjusted EBITDA for the periods presented, as well as a reconciliation to net income (loss) from continuing operations determined in accordance with GAAP:

	Three Months Ended September 30, 2019	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
(In thousands)
Net income (loss) from continuing operations	$(13,753)	$25,472	$(112,775)	$272,357
Adjustments:
Income tax (benefit) expense	(629)	854	(1,149)	3,486
Interest expense	2,866	4,003	10,822	13,579
Depreciation	9,107	8,977	27,349	26,720
Amortization of intangible assets	397	52	1,241	138
EBITDA	(2,012)	39,358	(74,512)	316,280
Gain on involuntary conversion	—	—	—	(4,454)
Gain on sale of assets	—	(13)	—	(1,003)
Change in fair value of contingent consideration	(136)	185	566	673
Loss (gain) on debt extinguishment	—	(788)	2	(2,893)
Other income, net	(179)	(486)	(1,724)	(2,776)
Impairment of assets	11,145	—	11,613	—
Straight-line lease expense	—	(61)	—	(97)
Executive severance	—	—	—	215
Non-cash stock compensation	1,804	1,227	4,981	5,224
Adjusted EBITDA excluding 2017 BTC allocation	$10,622	$39,422	$(59,074)	$311,169
Biodiesel tax credit (1)	—	—	—	(206,521)
Adjusted EBITDA (2)	$10,622	$39,422	$(59,074)	$104,648
(1) On February 9, 2018, the BTC was retroactively reinstated for the 2017 calendar year. The retroactive credit for 2017 resulted in a net benefit to us that was recognized in the first quarter of 2018 for GAAP purposes. Because this credit relates to the 2017 full year operating performance and results, the net benefit of the 2017 BTC has been removed from our 2018 Adjusted EBITDA in the table above.
(2) The Company estimates that if the BTC is retroactively reinstated on the same terms as in 2017, Adjusted EBITDA for business conducted in the third quarter of 2019 and 2018 would increase by approximately $77.0 million and $70.0 million, respectively, and would increase by approximately $213.0 million and $178.7 million for business conducted in the nine months ended September 30, 2019 and September 30, 2018, respectively.

Adjusted EBITDA is a supplemental performance measure that is not required by, or presented in accordance with, generally accepted accounting principles, or GAAP. Adjusted EBITDA should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities or a measure of liquidity or profitability. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for any of the results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect cash expenditures or the impact of certain cash charges that the Company considers not to be an indication of ongoing operations;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital requirements;
•Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness;

•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;
•Stock-based compensation expense is an important element of the Company’s long term incentive compensation program, although the Company has excluded it as an expense when evaluating our operating performance;
•Adjusted EBITDA does not include loss from discontinued operations. Loss from discontinued operations mainly relates to the research and development activities of REG Life Sciences prior to its sale in the second quarter of 2019; and
•Other companies, including other companies in the same industry, may calculate these measures differently, limiting their usefulness as a comparative measure.
About Renewable Energy Group
Renewable Energy Group, Inc., (Nasdaq: REGI) is leading the energy industry transition to sustainability by transforming renewable resources into high-quality, cleaner fuels. REG is an international producer of cleaner fuels and North America’s largest producer of biodiesel. REG solutions are alternatives for petroleum diesel and produce significantly lower carbon emissions. REG utilizes an integrated procurement, distribution and logistics network to operate 13 biorefineries in the U.S. and Europe. In 2018, REG produced 502 million gallons of cleaner fuel delivering over four million metric tons of carbon reduction. REG is meeting the growing global demand for lower-carbon fuels and leading the way to a more sustainable future.

Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the possible retroactive reinstatement of the BTC for 2018 and 2019, the estimated benefits to Adjusted EBITDA if the BTC is retroactively reinstated for 2018 and 2019, and the future operation and success of our business. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, potential changes in governmental programs and policies requiring or encouraging the use of biofuels, including RFS2 on the federal level, and on the state level, programs such as California's Low Carbon Fuel Standard; availability of federal and state governmental tax incentives and incentives for biomass-based diesel production, including that the BTC may not be retroactively reinstated for 2018 or 2019 or that it may be reinstated on less favorable terms; changes in the spread between biomass-based diesel prices and feedstock costs; that any disruption of operations at our Geismar renewable diesel refinery would have a disproportionately adverse effect on our profitability; the future price and volatility of feedstocks; the future price and volatility of petroleum and products derived from petroleum; risks associated with fire, explosions, leaks and other natural disasters at our facilities; the effect of excess capacity in the biomass-based diesel industry and announced large plant expansions and potential co-processing of renewable diesel by petroleum refiners; unanticipated changes in the biomass-based diesel market from which we generate almost all of our revenues; seasonal fluctuations in our operating results; potential failure to comply with government regulations; competition in the markets in which we operate; our dependence on sales to a single customer; technological advances or new methods of biomass-based diesel production or the development of energy alternatives to biomass-based diesel; our ability to successfully implement our acquisition strategy; and other risks and uncertainties described in REG's annual report on Form 10-K for the year ended December 31, 2018 and subsequently filed Form 10-Q. All forward-looking statements are made as of the date of this press release and REG does not undertake to update any forward-looking statements based on new developments or changes in our expectations.

Contacts

Company: Renewable Energy Group, Inc. Todd Robinson Treasurer +1 (515) 239-8048 Todd.Robinson@regi.com

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018
(in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
REVENUES:
Biomass-based diesel sales	$556,914	$568,174	$1,552,139	$1,394,044
Separated RIN sales	26,762	26,867	68,821	100,232
Biomass-based diesel government incentives	512	944	1,510	367,144
	584,188	595,985	1,622,470	1,861,420
Other revenue	184	339	754	1,806
	584,372	596,324	1,623,224	1,863,226
COSTS OF GOODS SOLD:
Biomass-based diesel	548,819	535,376	1,613,365	1,451,560
Separated RINs	11,469	9,789	25,336	53,538
Other costs of goods sold	8	—	11	—
	560,296	545,165	1,638,712	1,505,098
GROSS PROFIT (LOSS)	24,076	51,159	(15,488)	358,128
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	24,629	20,985	76,639	77,151
RESEARCH AND DEVELOPMENT EXPENSE	133	947	518	2,008
IMPAIRMENT OF PROPERTY, PLANT AND EQUIPMENT	11,145	—	11,613	—
INCOME (LOSS) FROM OPERATIONS	(11,831)	29,227	(104,258)	278,969
OTHER INCOME (EXPENSE), NET	(2,551)	(2,901)	(9,666)	(3,126)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(14,382)	26,326	(113,924)	275,843
INCOME TAX BENEFIT (EXPENSE)	629	(854)	1,149	(3,486)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(13,753)	25,472	(112,775)	272,357
NET INCOME (LOSS) ON DISCONTINUED OPERATIONS	(2,193)	(469)	(8,672)	885
NET INCOME (LOSS) TO THE COMPANY	$(15,946)	$25,003	$(121,447)	$273,242

NET INCOME (LOSS) FROM CONTINUING OPERATIONS ATTRIBUTABLE TO THE COMPANY’S COMMON STOCKHOLDERS	$(13,753)	$24,799	$(112,775)	$265,381
NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS ATTRIBUTABLE TO THE COMPANY'S COMMON STOCKHOLDERS	$(2,193)	$(469)	$(8,672)	$862
Basic net income (loss) per share attributable to common stockholders:
Continuing operations	$(0.35)	$0.67	$(2.96)	$7.02
Discontinued operations	$(0.06)	$(0.01)	$(0.23)	$0.02
Net income (loss) per share	$(0.41)	$0.65	$(3.19)	$7.04
Diluted net income (loss) per share attributable to common stockholders
Continuing operations	$(0.35)	$0.55	$(2.96)	$6.18
Discontinued operations	$(0.06)	$(0.01)	$(0.23)	$0.02
Net income (loss) per share	$(0.41)	$0.53	$(3.19)	$6.20
Weighted-average shares used to compute basic net income (loss) per share attributable to common stockholders:
Basic	38,959,606	37,270,928	38,060,782	37,815,598
Weighted-average shares used to compute diluted net income (loss) per share attributable to the common stockholders:
Continuing operations	38,959,606	45,503,371	38,060,782	42,910,528
Discontinued operations	38,959,606	37,270,928	38,060,782	42,910,528
Net income (loss)	38,959,606	45,503,371	38,060,782	42,910,528

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
AS OF SEPTEMBER 30, 2019 AND DECEMBER 31, 2018
(in thousands, except share and per share amounts)

	September 30, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$64,093	$123,575
Marketable securities	—	50,932
Accounts receivable, net	81,015	74,551
Inventories	163,451	168,900
Prepaid expenses and other assets	40,631	41,169
Restricted cash	3,000	3,000
Current assets held for sale	—	3,250
Total current assets	352,190	465,377
Property, plant and equipment, net	586,305	590,723
Right of use assets	41,799	—
Goodwill	16,080	16,080
Intangible assets, net	12,405	13,646
Other assets	22,747	21,270
TOTAL ASSETS	$1,031,526	$1,107,096
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Lines of credit	$97,137	$14,250
Current maturities of long-term debt	7,440	149,006
Current maturities of operating lease obligations	18,461	—
Accounts payable	95,400	95,866
Accrued expenses and other liabilities	27,081	35,256
Deferred revenue	954	300
Total current liabilities	246,473	294,678
Unfavorable lease obligation	—	2,259
Deferred income taxes	7,238	8,410
Long-term debt (net of debt issuance costs of $3,020 and $3,390, respectively)	104,847	33,421
Long-term operating lease obligations	33,834	—
Other liabilities	1,516	3,075
Total liabilities	393,908	341,843
COMMITMENTS AND CONTINGENCIES
TOTAL EQUITY	637,618	765,253
TOTAL LIABILITIES AND EQUITY	$1,031,526	$1,107,096